Exhibit 99.1

Tecnoglass Reports First Quarter 2020 Results

- Ends Quarter with Strong Liquidity Position And Financial Flexibility -

- Reports Record Backlog of $545.6 million -

- Provides COVID-19 Business Update -

First Quarter 2020 Highlights

●	Total revenues of $87.3 million, impacted by COVID-19 related factors in the second half of March including temporarily suspending production at Colombia facilities on March 23rd to April 13th during initial phase of a nationwide shelter-in-place order by the Colombian government to prevent the spread of the COVID-19 virus
●	Net loss of $18.7 million, or $0.40 loss per diluted share, including a net after tax effect of $22.1 million non-cash FX loss due to a 23% devaluation of the Colombian Peso during the quarter
●	Adjusted net income[1] of $4.5 million, or $0.10 per diluted share
●	Gross margin strengthened to 34.9% driven by favorable revenue mix and lower input costs per unit
●	Adjusted EBITDA[1] of $20.3 million, representing 23.3% of total revenues
●	Cash flow from operations increased $6.2 million to $0.5 million during seasonally low cash flow first quarter
●	Total liquidity of approximately $95 million, including cash and availability under its existing lines of credit
●	Declared a $0.0275 per share cash dividend
●	Record backlog of $546 million, up 5% year-over-year
●	Construction timing of second float glass plant through St. Gobain JV under review given current market conditions
●	Withdraws full year 2020 outlook due to COVID-19 related demand uncertainty

BARRANQUILLA, Colombia – May 8, 2020 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the first quarter ended March 31, 2020.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our thoughts are with all those impacted by the COVID-19 pandemic. In this moment, our top priority is safeguarding our employees, customers, partners and the communities where we operate. All of our operations have been deemed vital and we continue to serve customers safely and responsibly. We were pleased to deliver our highest first quarter gross margin and Adjusted EBITDA margin since 2016, despite the pandemic’s temporary impact on our invoicing and business operations late in the quarter. Since our founding in 1984, we have successfully managed through difficult times, including growing and generating profits during the great recession of 2008. On our now larger and more vertically integrated platform, we are even better positioned to successfully navigate the current environment. We have a strong cash position and the capital resources to face the challenges ahead and situate our business for long-term success as we emerge from this volatile period.”

Christian Daes, Chief Operating Officer of Tecnoglass, stated, “As the COVID-19 crisis continues, we are closely monitoring its impact on the broader macro-environment and tailoring our operations accordingly. Our existing commercial backlog remains strong and many projects are progressing in all markets where construction activity is permitted. That being said, we are also bracing for a slower year as some projects get delayed or temporarily put on hold. We have implemented business continuity measures across our vertically integrated operations to address safety, cost reductions and non-critical spend while protecting existing jobs to the extent possible. In light of the uncertain times ahead, we are focused on maintaining financial flexibility and generating cash flow. We believe that our lean cost structure and diversified geographic presence leave us well prepared to manage through this unprecedented environment.”

First Quarter 2020 Results

Total revenues for the first quarter of 2020 were $87.3 million compared to $107.2 million in the prior year quarter. The decrease was primarily attributable to fewer days of invoicing in the second half of March as a result of the Company’s decision to temporarily suspended plant operations in accordance with shelter-in place guidelines by the Colombian government in response to COVID-19. Revenues in January and February were comparable to the same period in the prior year despite five days of scheduled maintenance in January 2020, which did not occur in the prior year quarter. Changes in foreign currency exchange rates had an adverse impact of $0.8 million on Colombia and total revenues in the quarter. U.S. revenues were $78.8 million compared to $92.0 million in the prior year quarter.

Gross profit for the first quarter of 2020 was $30.5 million, representing a 34.9% gross margin compared to gross profit of $31.9 million, representing a 29.8% gross margin in the prior year quarter. The improvement in gross margin mainly reflected lower raw material costs, a higher mix of revenue from manufacturing vs installation, and greater operating efficiencies from prior automation initiatives. Operating expenses were $17.3 million compared to $17.7 million in the prior year quarter. As a percent of total revenues, operating expenses were 19.8% compared to 16.5% in the prior year quarter, primarily due to lower sales.

Net loss was $18.7 million, or $0.40 loss per diluted share in the first quarter of 2020 compared to a net income of $7.3 million, or $0.18 per diluted share in the prior year quarter, including an after-tax non-cash foreign exchange transaction loss of $22.1 million of in the first quarter 2020 and a $2.2 million gain in the first quarter 2019. As with previous periods, these gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency. During the first quarter 2020, the Peso devaluated 23% against the U.S. Dollar. Adjusted net income1 was $4.5 million, or $0.10 per diluted share compared to adjusted a net income of $5.9 million, or $0.14 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $20.3 million, or 23.3% of revenues compared to $21.1 million, or 19.7% of revenues, in the prior year quarter. Adjusted EBITDA1 in the first quarter 2020 included $1.3 million in contribution from the Company’s joint venture with Saint-Gobain.

COVID-19 Business Update

Since the outbreak of the COVID-19 crisis, Tecnoglass has adhered to mandates and other guidance from local governments and global health authorities. The Company’s main priority is the health of its employees and others in the communities where it does business. The Company continues to safely serve customers in all countries, states and regions where construction is considered an essential business and permitted.

The Company temporarily suspended production at its facilities in Colombia from March 23, 2020 to April 13, 2020 during the initial phase of a nationwide shelter-in-place order by the Colombian government to prevent the spread of the COVID-19 virus. While the shelter-in-place order was subsequently extended to May 25, 2020, Tecnoglass resumed full operations at its facilities on April 14, 2020 given its exempted designation as a supplier of critical products to essential business sectors such as infrastructure and construction. The Company is committed to its talented workforce and at this time has retained all of its labor force, of which approximately 60% are contracted through staffing agencies that provide significant contractual flexibility. During the period that production was suspended, vacation days were used to retain eligible employees and the Company used the time to implement broad safety measures before returning to normal operations.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Tecnoglass entered the pandemic with a strong financial position along with the flexibility required to support its global operations during this volatile period. As of March 31, 2020, Tecnoglass had cash of $36.8 million plus an additional $58 million of availability under its existing lines of credit, providing sufficient access to capital. In addition, the Company has implemented strict cost controls, reduced operating expenses and limited all non-critical capital expenditures beyond the completion of initiatives started in 2019. The Company anticipates that working capital will be a net benefit to cash flow for the full year 2020.

The commencement of the Company’s previously announced construction of a second float glass plant through its joint venture with Saint Gobain, which had been scheduled to begin in 2020, has been put on hold at this time, pending better market visibility. The Company will continue to assess additional actions to strengthen its operational and financial position as business visibility improves.

Dividend

The Company declared a quarterly cash dividend of $0.0275 per share for the first quarter of 2020, which was paid on April 30, 2020 to shareholders of record as of the close of business on March 31, 2020.

Business Outlook

Given the uncertain scope and duration of the COVID-19 pandemic, and uncertain timing of a global recovery and economic normalization, the Company is withdrawing its previously communicated full year 2020 revenue and Adjusted EBITDA outlook. The Company has suspended all future financial guidance for the balance of the year.

Most of Tecnoglass’ U.S. and Latin American customers remain operational with many construction projects typically considered by jurisdictions to be essential business activities. However, the Company's sales are dependent on nonresidential construction activity and housing starts. The Company’s backlog has historically provided a high degree of visibility for commercial revenues over a twelve month period. The Company’s prior outlook issued on March 2, 2020, before the COVID-19 pandemic, represented existing projects in backlog plus anticipated demand from the Company’s continued expansion into the single-family residential end market. On the commercial side, net sales for the remainder of 2020 will be influenced by the timing, length or any delays of projects related to the pandemic. In residential, U.S. housing starts are expected to be unfavorably affected by the crisis.

Santiago Giraldo, Chief Financial Officer of Tecnoglass, concluded, “We entered this pandemic operating on a larger scale and with a better capital structure than at any point in our Company’s history. As we move through the uncertain period ahead, we are focused on cost management, delivering strong cash flow and safely serving customers. As of May 1, 2020, our liquidity further improved to approximately $105 million, including cash of approximately $50 million, as a result of proactive measures to build cash. We will continue to monitor and adjust plans for our business that are aligned with our expectation to emerge as a stronger Company when global market conditions begin to improve.”

Webcast and Conference Call

Management will host a webcast and conference call on Friday, May 8, 2020 at 9:00 a.m. eastern time (8:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass' website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2020 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13702413.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state- of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 1000 customers in North, Central and South America, with the United States accounting for more than 80% of revenues. Tecnoglass' tailored, high-end products are found on some of the world's most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$36,824	$47,862
Investments	1,604	2,304
Trade accounts receivable, net	104,416	110,558
Due from related parties	8,463	8,057
Inventories	68,341	82,714
Contract assets – current portion	36,689	42,014
Other current assets	27,734	29,340
Total current assets	$284,071	$322,849

Long-term assets:
Property, plant and equipment, net	$128,426	$154,609
Deferred income taxes	14,573	4,595
Contract assets – non-current	10,743	7,059
Due from related parties - long term	1,423	1,786
Intangible assets	6,098	6,703
Goodwill	23,561	23,561
Long-term investments	45,856	45,596
Other long-term assets	2,611	2,910
Total long-term assets	233.291	246,819
Total assets	$517.362	$569,668

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$15,245	$16,084
Trade accounts payable and accrued expenses	56,962	61,878
Accrued interest expense	3,039	7,645
Due to related parties	3,896	4,415
Dividends payable	1,305	67
Contract liability – current portion	13,957	12,459
Due to equity partners	10,900	10,900
Other current liabilities	14,278	15,563
Total current liabilities	$119,582	$129,011

Long-term liabilities:
Deferred income taxes	$857	$411
Long-term payable associated to GM&P acquisition	8,500	8,500
Long-term liabilities from related parties	628	622
Contract liability – non-current	148	187
Long-term debt	243,695	243,727
Total long-term liabilities	253,828	253,447
Total liabilities	$373,410	$382,458

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2020 and December 31, 2019 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,117,631 and 46,117,631 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	5	5
Legal Reserves	1,367	1,367
Additional paid-in capital	208,390	208,283
Retained earnings	(3,897)	16,213
Accumulated other comprehensive (loss)	(62,617)	(39,264)
Shareholders’ equity attributable to controlling interest	143,248	186,604
Shareholders’ equity attributable to non-controlling interest	704	606
Total shareholders’ equity	143,952	187,210
Total liabilities and shareholders’ equity	$517,362	$569,668

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2020	2019
Operating revenues:
External customers	$86,106	$104,808
Related parties	1,192	2,360
Total operating revenues	87,298	107,168
Cost of sales	56,871	75,276
Gross profit	30,427	31,892

Operating expenses:
Selling expense	(9,668)	(9,562)
General and administrative expense	(7,610)	(8,094)
Total operating expenses	(17,278)	(17,656)

Operating income	13,149	14,236

Non-operating (expenses) income, net	(101)	275
Equity method income	260	-
Foreign currency transactions (losses) gains	(32,466)	3,286
Interest expense and deferred cost of financing	(5,643)	(5,587)

(Loss) Income before taxes	(24,801)	12,210

Income tax benefit (provision)	6,133	(4,879)

Net (loss) income	$(18,668)	$7,331

(Income) Loss attributable to non-controlling interest	(98)	7

(Loss) Income attributable to parent	$(18,766)	$7,338

Comprehensive income:
Net (loss) income	$(18,668)	$7,331
Foreign currency translation adjustments	(19,288)	1,770
Change in fair value derivative contracts	(4,065)	-

Total comprehensive (loss) income	$(42,021)	$9,101
Comprehensive (income) loss attributable to non-controlling interest	(98)	7

Total comprehensive (loss) income attributable to parent	$(42,119)	$9,108

Basic (loss) income per share	$(0.40)	$0.18

Diluted (loss) income (loss) per share	$(0.40)	$0.18

Basic weighted average common shares outstanding	46,117,631	40,295,687

Diluted weighted average common shares outstanding	46,117,631	40,847,547

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2020	2019
		(revised)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(18,668)	$7,331
Adjustments to reconcile net income to net cash provided by (used in) operating activities:		-
Provision for bad debts	368	153
Depreciation and amortization	5,241	5,841
Deferred income taxes	(9,031)	947
Equity method income	(260)	-
Deferred cost of financing	440	393
Other non-cash adjustments	40	23
Unrealized currency translation losses (gains)	37,533	(1,792)
Changes in operating assets and liabilities:		-
Trade accounts receivables	664	(14,953)
Inventories	(2,848)	2,870
Prepaid expenses	69	(820)
Other assets	(4,940)	(4,613)
Trade accounts payable and accrued expenses	(6,274)	8,187
Accrued interest expense	(4,546)	(4,337)
Taxes payable	3,113	4,724
Labor liabilities	(1,270)	(603)
Contract assets and liabilities	2,352	(7,905)
Related parties	(1,435)	(1,075)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$548	$(5,629)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	193	295
Purchase of investments	(137)	(307)
Acquisition of property and equipment	(6,469)	(3,701)
CASH USED IN INVESTING ACTIVITIES	$(6,413)	$(3,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	-	(760)
Proceeds from equity offering	-	33,050
Proceeds from debt	14,353	6,693
Repayments of debt	(15,073)	(1,349)
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$(720)	$37,634

Effect of exchange rate changes on cash and cash equivalents	$(4,452)	$380

NET (DECREASE) INCREASE IN CASH	(11,038)	28,672
CASH - Beginning of period	47,862	33,040
CASH - End of period	$36,824	$61,712

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,282	$9,230
Income Tax	$1,986	$1,840

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$991	$1,468

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended
	Mar 31,
	2020	2019	% Change
Revenues by Region
United States	78,798	92,033	-14.4%
Colombia	6,472	12,988	-50.2%
Other Countries	2,028	2,146	-5.5%
Total Revenues by Region	87,298	107,167	-18.5%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three months ended
	Mar 31,
	2020	2019	% Change
Total Revenues with Foreign Currency Held Neutral	$88,121	$107,167	-17.8%
Impact of changes in foreign currency	(822)	-	-0.8%
Total Revenues, as Reported	$87,298	$107,167	-18.5%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	March 31,		March 31,
	2020	2019	2020	2019

Net (loss) income	(18,668)	7,331	(1,730)	5,197
Less: Income (loss) attributable to non-controlling interest	(98)	7	161	480
(Loss) Income attributable to parent	(18,766)	7,338	(1,569)	5,677
Foreign currency transactions losses (gains)	32,466	(3,286)	36,725	21,148
Deferred cost of financing	440	393	1,671	1,515
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	895	744	5,501	6,088
Joint Venture VA (Saint Gobain) adjustments	372	-	1,709	-
Tax impact of adjustments at statutory rate	(10,935)	688	(14,594)	(1,705)
Adjusted net (loss) income	4,472	5,877	29,443	32,723

Basic income (loss) per share	(0.40)	(0.12)	(0.04)	0.13
Diluted income (loss) per share	(0.40)	(0.12)	(0.04)	0.13

Diluted Adjusted net income (loss) per share	0.10	0.25	0.64	0.83

Diluted Weighted Average Common Shares Outstanding in thousands	46,118	41,336	46,118	39,488
Basic weighted average common shares outstanding in thousands	46,118	41,336	46,118	39,088
Diluted weighted average common shares outstanding in thousands	46,118	41,336	46,118	39,488

	Three months ended		Twelve months ended
	March 31,		March 31,
	2020	2019	2020	2019

Net (loss) income	(18,668)	7,331	(1,730)	5,197
Less: Income (loss) attributable to non-controlling interest	(98)	7	161	480
(Loss) Income attributable to parent	(18,766)	7,338	(1,569)	5,677
Interest expense and deferred cost of financing	5,643	5,587	22,862	21,724
Income tax (benefit) provision	(6,133)	4,879	1,916	5,462
Depreciation & amortization	5,241	5,841	22,135	23,333
Foreign currency transactions losses (gains)	32,466	(3,286)	36,725	21,148
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	895	744	5,501	6,088
Director Stock compensation and provision for obsolete inventory	-	-	-	211
Joint Venture VA (Saint Gobain) EBITDA adjustments	999	-	4,047	-
Adjusted EBITDA	20,345	21,103	91,617	83,643